                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No.  7  )*
                                           -----

                             Westwood Corporation
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                               (Name of Issuer)

                         Common Stock, $.003 par value
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                        (Title of Class of Securities)

                                  961748 20 9
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                                (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 961748 20 9                 13G                            Page 2 of 4

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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             William J. Preston

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a) [ ]
             (b) [ ]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

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      NUMBER OF             5  SOLE VOTING POWER

       SHARES                       770,558

    BENEFICIALLY            ----------------------------------------------------
                            6  SHARED VOTING POWER
      OWNED BY
                                    -0-
        EACH
                            ----------------------------------------------------
     REPORTING              7  SOLE DISPOSITIVE POWER

       PERSON                       770,558

        WITH                ----------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                                    -0-

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           770,558

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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11%

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12    TYPE OF REPORTING PERSON

             IN

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CUSIP NO. 961748 20 9                 13G                            Page 3 of 4

Item 1.  (a)  Name of Issuer: Westwood Corporation
------        --------------

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              5314 South Yale Avenue, Suite 1100
              Tulsa, Oklahoma 74135

Item 2.  (a)  Name of Person Filing: William J. Preston
------        ---------------------

         (b)  Address of Principal Business Office:
              ------------------------------------

              1717 Woodstead Court
              The Woodlands, Texas 77380

         (c)  Citizenship: United States
              -----------

         (d)  Title of Class of Securities: Common Stock, par value $.003
              ----------------------------

         (e)  CUSIP Number: 961748 20 9
              ------------

Item 3.  If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------   ------------------------------------------------------------
         240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

         Not Applicable

Item 4.  Ownership.
------   ---------

         (a)  Amount beneficially owned: 770,558 shares

         (b)  Percent of class: 11%

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 770,558

              (ii)  Shared power to vote or to direct the vote: -0-


              (iii) Sole power to dispose or to direct the disposition of
                    770,558

              (iv) Shared power to dispose or to direct the disposition of: -0-

CUSIP NO. 961748 20 9                 13G                            Page 4 of 4

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

         Not Applicable

Item 9.  Notice of Dissolution of a Group.
------   --------------------------------

         Not Applicable

Item 10. Certification
-------  -------------

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2000

                                              /s/ William J. Preston
                                              ----------------------------------
                                              William J. Preston